For more

information, contact:

Robert D. Sznewajs

President & CEO

(503) 598-3243

Anders Giltvedt

Executive Vice President & CFO

(503) 598-3250

WEST COAST BANCORP REPORTS STRONG 2006 EARNINGS GROWTH

•	2006 DILUTED EARNINGS PER SHARE OF $1.86 GREW 20% COMPARED TO 2005
•	DILUTED QUARTERLY EARNINGS PER SHARE OF $.48 INCREASED 14% OVER THE FOURTH QUARTER 2005
•	RETURN ON AVERAGE EQUITY, TANGIBLE* OF 17.0% IN THE FOURTH QUARTER OF 2006
•	FOURTH QUARTER 2006 ANNUALIZED AVERAGE LOAN AND DEPOSIT GROWTH WERE 9% AND 20%, RESPECTIVELY, FROM THE THIRD QUARTER 2006

Lake Oswego, OR – January 16, 2007 – West Coast Bancorp (NASDAQ: WCBO) today announced quarterly earnings of $7.7 million or $.48 per diluted share for the fourth quarter of 2006, compared to fourth quarter 2005 earnings of $6.5 million or $.42 per diluted share. The Company also reported net income of $29.3 million or $1.86 per diluted share for the full year 2006, up 20% from $1.55 per diluted share in 2005.

(Dollars in millions except per share data)	2006	2005	% Change

Diluted Earnings Per Share	$0.48	$0.42	14%

Return On Average Equity	15.5%	16.5%

Return On Average Equity, Tangible*	17.0%	16.7%

Total Period End Loans	$1,945	$1,554	25%

Total Period End Deposits	$2,006	$1,649	22%

*Return on Average Equity, Tangible is a non-GAAP measure defined as net income excluding intangible asset amortization, net of tax, divided by average equity less average intangible assets.

"Loan and deposit growth exceeded our expectations throughout 2006," said Robert D. Sznewajs, President & CEO. “2006 was a great year for the Company with record earnings and a very positive response by both consumers and businesses to our expanded payments system product offerings. All of our team members are to be congratulated for a very successful year.”

Financial Results:

Excellent 2006 loan and deposit growth of 25% and 22%, respectively, were the catalysts for a 15% or $3.5 million increase in year-over-year fourth quarter net interest income. Negatively impacted by the sustained, flat to inverted interest yield curve, the fourth quarter 2006 net interest margin fell 28 basis points to 4.84% from the same quarter in 2005. The excellent loan growth’s impact on the net interest margin was more than offset by the declining spreads and the slowing rate of growth in non-interest bearing demand deposit balances.

Total non-interest income in the fourth quarter of 2006 grew $.9 million or 14% from the same quarter of 2005 due to higher payment systems and deposit service charge revenues as well as increased gains on sales of loans. Successful product introductions, new branch locations and heavy marketing efforts supported the continued rise in the number of transaction deposit accounts, which, in turn, boosted our service charge revenue 15% over the last quarter in 2005. Fourth quarter 2006 payment systems-related revenues extended their solid growth trend, increasing 29% from the same quarter 2005, mainly reflecting growth in card accounts and their associated revenues. In contrast to recent quarterly comparisons, revenues from gain on sale of loans increased over 30% in the fourth quarter, with growth in both SBA and single-family mortgage revenues.

Compared to fourth quarter 2005, total non-interest expense increased $1.8 million or 9% in the most recent quarter. Overall personnel expense grew 17% over the same period predominantly reflecting higher salaries, additional team members and increased performance-based pay. Occupancy expense increased 15% primarily from new locations over the past 12 months. Higher expenses in the remaining categories were mainly attributed to higher account and transaction volumes, more branch locations, and our enhanced product offerings. In other non-interest expense, the Company recorded a legal charge of $.3 million and $1.0 million in fourth quarters of 2006 and 2005, respectively.

The 2006 fourth quarter provision for loan losses of $1.2 million increased $.3 million from the same quarter in 2005, and doubled from the $.6 million provision in the third quarter of 2006.

Annualized net charge-offs were 0.12% of average loans in the fourth quarter of 2006, up from fourth quarter 2005 net charge-offs of 0.05%. Non-performing assets at December 31, 2006, remained very low at $1.5 million or .06% of total assets compared to $1.1 million or .05% a year ago, respectively.

The Company repurchased 19,000 of its shares at an average cost of $32.06 per share during the fourth quarter of 2006. At December 31, 2006, approximately 257,000 shares remained available for repurchase under the Company’s share repurchase program.

Other:

The Company will hold a Webcast conference call Wednesday, January 17, at 8:30 a.m. Pacific Time, during which the Company will discuss year-end 2006 results, review its strategic progress, and provide management’s current expectations for 2007.

To access the conference call via a live Webcast, go to www.wcb.com and click on Investor Relations and the 4th Quarter 2006 Earnings Conference Call” tab. The conference call may also be accessed by dialing 877.604.2074, ID # 5056665 a few minutes prior to 8:30 a.m. PDT. The call will be available for replay by accessing the Company’s website at www.wcb.com and following the same instructions.

West Coast Bancorp, one of Oregon Business Magazine’s 100 Best Companies to Work For, is a Northwest bank holding company with $2.5 billion in assets, operating 59 offices in Oregon and Washington. The company combines the sophisticated products and expertise of larger banks with the local decision making, market knowledge and customer service of a community bank. For more information, visit the Company web site at www.wcb.com.

Forward Looking Statements:

Statements in this release regarding future events, performance or results are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 ("PSLRA") and are made pursuant to the safe harbors of the PSLRA. Actual results could be quite different from those expressed or implied by the forward-looking statements. Do not unduly rely on forward-looking statements. They give our expectations about the future and are not guarantees. Forward-looking statements speak only as of the date they are made, and we do not undertake any obligation to update them to reflect changes that occur after that date.

A number of factors could cause results to differ significantly from our expectations, including, among others, factors identified in our Annual Report on Form 10-K for the year ended December 31, 2005, including under the heading "Forward Looking Statement Disclosure" and in Item 1A. Risk Factors.

West Coast Bancorp

Consolidated Income Statements

	Three months ended			Twelve months ended
(Unaudited)	December 31		Sept. 30	December 31,
(Dollars and shares in thousands)	2006	2005	2006	2006	2005
Net interest income
Interest and fees on loans	$38,137	$28,018	$36,748	$136,193	$101,419
Interest on investment securities	3,815	3,029	3,485	13,737	10,920
Other interest income	349	263	316	868	652
Total interest income	42,301	31,310	40,549	150,798	112,991
Interest expense on deposit accounts	13,486	6,566	11,860	40,927	20,497
Interest on borrowings including subordinated debentures	1,975	1,357	2,394	8,999	5,933
Total interest expense	15,461	7,923	14,254	49,926	26,430
Net interest income	26,840	23,387	26,295	100,872	86,561

Provision for loan losses	1,200	950	625	2,733	2,175
Non-interest income
Service charges on deposit accounts	2,833	2,459	2,897	11,096	8,686
Payment systems related revenue	1,738	1,352	2,116	6,738	4,900
Trust and investment services revenues	1,484	1,424	1,322	5,480	5,151
Gains on sales of loans	821	628	748	2,962	3,046
Other	631	706	591	2,506	3,348
Loss on impairment of securities	—	—	—	—	(1,316)
Losses on sales of securities	—	—	(206)	(686)	(716)
Total non-interest income	7,507	6,569	7,468	28,096	23,099
Non-interest expense
Salaries and employee benefits	12,017	10,247	12,209	47,240	40,606
Equipment	1,455	1,317	1,412	5,477	4,837
Occupancy	1,921	1,667	1,855	7,048	6,267
Payment systems related expense	625	515	666	2,378	1,739
Professional fees	646	801	680	2,484	2,984
Postage, printing and office supplies	919	785	996	3,558	2,833
Marketing	1,260	1,202	1,103	4,967	3,830
Communications	388	310	372	1,370	1,210
Other non-interest expense	2,149	2,717	1,845	7,143	8,328
Total non-interest expense	21,380	19,561	21,138	81,665	72,634
Income before income taxes	11,767	9,445	12,000	44,570	34,851
Provision for income taxes	4,068	2,983	4,131	15,310	11,011
Net income	$7,699	$6,462	$7,869	$29,260	$23,840

Basic earnings per share	$0.50	$0.44	$0.51	$1.95	$1.63
Diluted earnings per share	$0.48	$0.42	$0.49	$1.86	$1.55

Weighted average common shares	15,432	14,607	15,386	15,038	14,658
Weighted average diluted shares	16,130	15,299	16,053	15,730	15,344

Tax equivalent net interest income	$27,246	$23,758	$26,700	$102,432	$88,026

West Coast Bancorp

Consolidated Balance Sheets

(Dollars and shares in thousands, unaudited)	Dec. 31, 2006	Dec. 31, 2005	Sept. 30, 2006
Assets:
Cash and cash equivalents	$93,800	$88,369	$119,301
Investments	328,652	292,664	295,753
Total loans	1,945,293	1,554,454	1,868,564
Allowance for loan losses	(23,017)	(20,469)	(22,404)
Loans, net	1,922,276	1,533,985	1,846,160
Goodwill and other intangibles	15,032	180	15,182
Other assets	105,612	81,940	93,045
Total assets	$2,465,372	$1,997,138	$2,369,441

Liabilities and Stockholders’ Equity:
Demand	$496,676	$456,760	$508,719
Savings and interest-bearing demand	986,196	827,909	959,209
Certificates of deposits	523,480	364,793	539,319
Total deposits	2,006,352	1,649,462	2,007,247
Borrowings and subordinated debentures	229,409	170,450	146,111
Other liabilities	28,729	20,103	21,827
Total liabilities	2,264,490	1,840,015	2,175,185
Stockholders’ equity	200,882	157,123	194,256
Total liabilities and stockholders’ equity	$2,465,372	$1,997,138	$2,369,441

Common shares outstanding period end	15,586	14,692	15,532
Book value per common share	$12.89	$10.69	$12.51
Tangible book value per common share	$11.92	$10.68	$11.53

West Coast Bancorp

Period End Loan Portfolio By Category

	Dec. 31,	Dec. 31,	Change		Sept. 30,
(Dollars in thousands, unaudited)	2006	2005	Amount	%	2006
Commercial loans	$463,188	$364,604	$98,584	27%	$452,035
Real estate construction loans	363,557	210,828	152,729	72%	308,886
Real estate mortgage loans	287,495	242,015	45,480	19%	274,812
Real estate commercial loans	804,865	709,176	95,689	13%	805,458
Installment and other consumer loans	26,188	27,831	(1,643)	-6%	27,373
Total loans	$1,945,293	$1,554,454	$390,839	25%	$1,868,564

(Reconciliation to GAAP financial measures)*
Total loans excluding real estate commercial loans	$1,140,428	$845,278	$295,150	35%	$1,063,106
Real estate commercial loans	804,865	709,176	95,689	13%	805,458
Total loans	$1,945,293	$1,554,454	$390,839	25%	$1,868,564

West Coast Bancorp

Allowance For Loan Losses and Net Charge-offs

(Dollars in thousands, unaudited)	Quarter ended Dec. 31, 2006	Quarter ended Dec. 31, 2005	Quarter ended Sept. 30 2006
Allowance for loan losses, beginning of period	$22,404	$19,728	$21,883
Provision for loan losses	1,200	950	625

Charge-offs	774	412	330
Recoveries	187	203	226
Net charge-offs	587	209	104

Allowance for loan losses, from acquisition	—	—	—

Total allowance for loan losses	$23,017	$20,469	$22,404

Net loan charge-offs to average loans (annualized)	0.12%	0.05%	0.02%

(Dollars in thousands, unaudited)	Year to date Dec. 31, 2006	Year to date Dec. 31, 2005
Allowance for loan losses, beginning of period	$20,469	$18,971
Provision for loan losses	2,733	2,175

Charge-offs	1,921	1,624
Recoveries	849	947
Net Charge-offs	1,072	677

Allowance for loan losses, from acquisition	887	—

Total allowance for loan losses	$23,017	$20,469

Net loan charge-offs to average loans	0.06%	0.05%

West Coast Bancorp

Non-performing Assets

(Dollars in thousands, unaudited)	Dec. 31, 2006	Dec. 31, 2005	Sept. 30, 2006
Non-accruing loans	$1,468	$1,088	$2,652
90 day delinquencies	—	—	—
Total non-performing loans	1,468	1,088	2,652

Other real estate owned	—	—	—
Total non-performing assets	$1,468	$1,088	$2,652

Allowance for loan losses to total loans	1.18%	1.32%	1.20%
Non-performing loans to total loans	0.08%	0.07%	0.14%
Allowance for loan losses to non-performing loans	1568%	1882%	845%
Non-performing assets to total assets	0.06%	0.05%	0.11%
Allowance for loan losses to non-performing assets	1568%	1182%	845%